Exhibit 99.1

For Immediate Release	Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201.444.7100

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ - July 18, 2019 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.03 per share cash dividend. Common stockholders of record as of August 1, 2019, will be paid the dividend on August 15, 2019. This dividend represents the eighty seventh consecutive quarterly dividend since 1998. The dividend amount per share remains unchanged as compared to the prior quarterly cash dividend. This dividend should not be used as an indicator of future dividends to common stockholders.
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank (ASB) is a full-service community bank serving both individuals and businesses. ASB is known for tithing, or sharing, 10% of its taxable income with nonprofit, educational, charitable and/or evangelical religious organizations.  To date, ASB’s total tithing donations total over $11.2 million.  ASB maintains 12 banking locations in Hawthorne, Midland Park, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff and two offices in Wayne.  ASB invites you to visit their website at www.asbnow.bank for additional information and to learn more.

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which forward-looking statements may be identified by the use of such words as “expect”, “believe”, “anticipate”, “should”, “plan”, “estimate”, and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.